Exhibit 99-B.4.10

ING Life Insurance and Annuity Company

FORM OF ENDORSEMENT

This Contract is endorsed as follows:

Contract Schedule I is amended to delete the following paragraph under Control of Contract:

All amounts held under this contract, and any amounts paid or distributed, are for the exclusive benefit of Plan Participants and their beneficiaries as provided under Code section 457(g).

Contract Schedule I is amended under Contribution Limits as follows:

No Contribution limits apply under the Code. Contributions may be made pursuant to the terms of the Plan.

Contract Schedule I is amended under Daily Charges to the Separate Account to delete any reference to Administrative Charges.

Contract Schedule I is amended so that the Section entitled Withdrawal Restrictions under the Code is now entitled Withdrawal Restrictions. The provision is amended to read as follows:

Limitations apply to withdrawals as provided by the Plan.

Section 8.03 Withdrawal Restrictions under the Code is also amended to be entitled Withdrawal Restrictions. The provision now reads as follows:

Withdrawals are permitted in accordance with the terms of the Plan.

All references to Withdrawal Charges in the Contract Schedule and throughout the rest of the contract are hereby deleted.

Any references in the Contract Schedule and in the remainder of the contract to Required Distributions are hereby deleted.

Endorsed and made part of this Contract on the Effective Date of the Contract.

President ING Life Insurance and Annuity Company

E-TXUT-415(m)-06